                                                                               .
                                                                               .
                                                                               .
                                                                      EXHIBIT 12


              Computation of Ratio of Earnings to Fixed Charges and
    Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends


                                                          6 months
                                                            Ended
                                                           June 30,                     Year Ended December 31,
                                                                       ---------------------------------------------------------
                                                             2004        2003        2002         2001        2000        1999
                                                           --------    --------    --------    ---------    --------    --------
Income (loss) before income taxes and cumulative effect
  of change in accounting principle, but after
  minority interest                                        $327,831    $487,846    $259,184    ($148,207)   $ 38,689    ($79,814)

Add:
  Portion of rents representative of the interest
    factor                                                     3129        6258        5862         6007        5527        5370
  Interest expense                                            31525       54733       45475        45719       47596       50801
                                                           --------    --------    --------    ---------    --------    --------

Income as adjusted                                         $362,485    $548,837    $310,521    ($ 96,481)   $ 91,812    ($23,643)
                                                           ========    ========    ========    =========    ========    ========

Fixed charges:
  Interest expense                                         $ 31,525    $ 54,733    $ 45,475    $  45,719    $ 47,596    $ 50,801
  Preferred dividends                                             0           0           0            0           0         497
  Portion of rents representative of the interest
    factor                                                     3129        6258        5862         6007        5527        5370
                                                           --------    --------    --------    ---------    --------    --------

    Total                                                  $ 34,654    $ 60,991    $ 51,337    $  51,726    $ 53,123    $ 56,668
                                                           ========    ========    ========    =========    ========    ========

Ratio of Earnings to Fixed Charges                             10.5         9.0         6.0          N/A         1.7         N/A
                                                           ========    ========    ========    =========    ========    ========

Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock Dividends                        10.5         9.0         6.0          N/A         1.7         N/A
                                                           ========    ========    ========    =========    ========    ========